UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
NOVINT TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	85-0461778 (I.R.S. Employer Identification No.)

4109 Bryan Avenue, NW Albuquerque, New Mexico (Address of principal executive offices)	87114 (Zip Code)
Amended and Restated 2004 Stock Incentive Plan
(Full title of the plan)
Thomas Anderson, Chief Executive Officer
Novint Technologies, Inc.
4109 Bryan Avenue, NW
Albuquerque, New Mexico 87114
(Name and address of agent for service)
(866) 298-4420
(Telephone number, including area code, of agent for service)
copies to:
Jennifer A. Post, Esq.
Richardson & Patel LLP
10900 Wilshire Boulevard. Suite 500
Los Angeles, California 90024
(310) 208-1182
CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			maximum offering		maximum aggregate	Amount of
Title of Securities to be registered	Amount to be registered (6)		price per share		offering price	registration fee
Common Stock, issuable upon exercise of authorized but unissued options	2,747,500	(1)	$1.00	(3)	$2,747,500	$84.35
Common Stock, issuable upon exercise of outstanding options	1,122,500	(2)	$0.66	(4)	$740,850	$22.74
Common Stock, issuable upon exercise of outstanding options	250,000	(2)	$1.00	(4)	$250,000	$7.68
Common Stock, issuable upon exercise of outstanding options	80,000	(2)	$1.01	(4)	$80,800	$2.48
Common Stock, issuable upon exercise of outstanding options	50,000	(2)	$1.20	(4)	$60,000	$1.84
Common Stock, issuable upon exercise of outstanding options	202,691	(5)	$0.01	(4)	$2,027	$0.06
Common Stock, issuable upon exercise of outstanding options	511,364	(5)	$0.50	(4)	$255,682	$7.85
Common Stock, issuable upon exercise of outstanding options	234,394	(5)	$0.66	(4)	$154,700	$4.75
Common Stock, issuable upon exercise of outstanding options	300,000	(5)	$1.01	(4)	$303,000	$9.30
Total	5,498,449				$4,594,559	$141.05

(1)	These securities are issuable under the Amended and Restated 2004 Stock Incentive Plan.

(2)	These securities are outstanding under the Amended and Restated 2004 Stock Incentive Plan.

(3)	Estimated pursuant to Rule 457(c) of the Securities Act of 1933 (the “Act”) solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices reported on the Over-The-Counter Electronic Bulletin Board of the National Association of Securities Dealers, Inc. on June 27, 2007.

(4)	Based upon actual exercise price of outstanding options pursuant to Rule 457 (c) of the Act.

(5)	Options outstanding that were issued from time to time to employees and consultants outside of the Amended and Restated 2004 Stock Incentive Plan.

(6)	Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued to option holders described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.
EXPLANATORY NOTE
     This Registration Statement covers 2,747,500 securities issuable under the Novint Technologies, Inc. Amended and Restated 2004 Stock Incentive Plan (the “Plan”) and 1,502,500 options issued and outstanding under the Plan. This Registration Statement also covers 1,248,449 options issued and outstanding granted by the Registrant’s Board of Directors outside of the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in Item 1 will be sent or given to participants in the Novint Technologies, Inc. Amended and Restated 2004 Stock Incentive Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:
Thomas G. Anderson
Novint Technologies, Inc.
4109 Bryan Avenue, NW
Albuquerque, New Mexico 87114
(866) 298-4420

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Novint Technologies, Inc. (the “Company”) hereby incorporates by reference into this registration statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):
     (a) The Annual Report for the fiscal year ended December 31, 2006, filed by the Company with the Commission on Form 10-KSB on April 2, 2007, which contains audited consolidated financial statements for the Company’s most recent annual report for which such statements have been filed.
     (b) The Company’s Quarterly Reportson Form 10-QSB for the quarter ended March 31, 2007, filed with the SEC on May 15, 2007.
     (c) The Company’s current report on Form 8-K filed with the SEC on June 21, 2007.
     (d) In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder. Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement. Richardson & Patel LLP or its various principals, owns 164,329 shares of the Registrant’s common stock and warrants to purchase 300,000 shares of the Registrant’s common stock at $0.25 per share, warrants to purchase 100,000 shares of the Registrant’s common stock at $1.00 per share, and warrants to purchase 63,225 shares of the Registrant’s common stock at $2.00 per share.
Item 6. Indemnification of Directors and Officers.
     Article X of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that the Company shall indemnify and defend its directors, officers, employees, and agents to the extent permitted by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, indemnification against expenses (including attorneys’ fees) actually and reasonably incurred by directors, officers, employees, and agents is required in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a lawsuit. Indemnification is permitted in third party actions where the indemnified party acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and in criminal actions where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances in the case. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made either by the court, by disinterested directors, by independent legal counsel, or by the stockholders. The corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case. The statute also expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, a corporation has the power to purchase and maintain insurance for such persons. The above discussion of the Company’s Bylaws and of Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by such Bylaws and statute.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated 2004 Stock Incentive Plan
5.1	Opinion of Richardson & Patel LLP
23.1	Consent of A.J. Robbins, P.C.
23.2	Consent of Richardson & Patel LLP (included in Exhibit 5)
24.1	Power of Attorney (See signature page)
Item 9. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (1)(i), and (1)(ii) do not apply if the Registration Statement is on Form S-8 and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the

Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
[SIGNATURES PAGE FOLLOWS]

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Albuquerque, New Mexico, on June 27, 2007.

NOVINT TECHNOLOGIES, INC. a Delaware corporation (Registrant)
By:	/s/ Thomas G. Anderson
Thomas G. Anderson
Chief Executive Officer, President and Chairman of the Board of Directors

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Thomas Anderson as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 registration statement has been signed by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ Thomas G. Anderson Thomas G. Anderson	Chief Executive Officer, President, Chief Financial Officer and Chairman of the Board of Directors	June 27, 2007

/s/ Marvin Maslow Marvin Maslow	Director	June 27, 2007

/s/ V. Gerald Grafe V. Gerald Grafe	Director	June 27, 2007